Exhibit 10

TRANSITION SERVICES AGREEMENT effective as of January 2, 2014.

BETWEEN:

BREWSTER INC.

(“the Company”)

- and -
MICHAEL HANNAN

(“the Executive”)

RECITALS

A.	The Executive’s employment with the Company ended effective, January 2, 2014 (“the Separation Date”).

B.	The parties have agreed to the terms and conditions set forth in this Agreement to provide for a smooth leadership transition and to better define the Executive’s post-employment obligations.

NOW THEREFORE THIS AGREEMENT WITNESSETH THAT in consideration of the mutual promises and covenants contained herein and for other good and valuable consideration, the sufficiency and receipt of which is hereby acknowledged by each of the parties hereto, the parties have agreed and do agree as follows:

ANNOUNCEMENT

1.	The Executive’s departure will be announced by the Company on or before January 6, 2014 and the form of announcement will be as mutually agreed upon by the parties.

COMPENSATION AND BENEFITS

2.	The Executive will receive $536,000, early in January 2014, subject to applicable statutory deductions and/or withholdings tax.

3.	In addition, the Company will provide continuation of the Executive’s family health and dental coverage for a period of twelve (12) months from the Separation Date or upon the Executive obtaining equivalent benefit coverage from new employment of the Executive, whichever occurs first, with the Executive being responsible for payment of any employee contribution for the coverage (by providing the Company with monthly checks to cover his contribution) and the Company will provide the Executive with outplacement assistance to a maximum value of CDN$15,000. The Executive will have the continued use of the Company car until February 28, 2014.

4.	Subject to the provisions of paragraph 3 of this Agreement, all benefit coverage will end on January 2, 2014, subject to any conversion options that may exist in the coverage plans. The Executive will have thirty (30) days from this date to exercise the conversion option for life insurance.

5.	The Executive has participated in the Retirement Plan for Management Employees of Brewster Inc. and subject to the Executive’s ability to enforce and enjoy the accrued benefits and rights accruing under that Retirement Plan through to and including January 2, 2014, the Executive’s participation in that Retirement Plan will end on January 2, 2014.

6.	The Executive will be entitled to a 2013 Management Incentive Plan (“MIP”) payment under the terms of the MIP in effect as of February 17, 2013, based on Viad’s evaluation of achievement of the financial Performance Measures (as defined in the MIP), without restricting or refusing any payment on the basis that the Executive will not be employed, and calculated without the exercise of any discretion on the part of Viad which would result in a downward adjustment to such calculation, except where the exercise of such discretion is with respect to the overall determination as to whether the financial Performance Measures have been achieved on a group basis and not in respect of an adjustment on an individual or selective basis for Executive.

7.	The Executive’s Restricted Stock Units (“RSU”) will vest in accordance with and subject to the terms of the applicable Restricted Stock Unit agreements for a without cause termination.

8.	The Executive will be entitled to performance unit pay outs, if earned, in accordance with and subject to the terms of the Performance Unit Incentive Plan (“PUP”) and applicable PUP agreements for a without cause termination.

9.	Any vacation pay owed to the Executive as of the Separation Date will be paid out in accordance with applicable law.

10.	The Executive will be entitled within three (3) months of the Separation Date to exercise all options that have vested as of the Separation Date, in accordance with and subject to the terms of the applicable stock option agreements for a without cause termination.

POST-EMPLOYMENT OBLIGATIONS

11.	To assist the Company’s efforts to ensure a smooth leadership transition following the Separation Date, for a period of twelve (12) months from the Separation Date, the Executive agrees to assist the Company with communications to customers and other business partners and to provide consulting services to the Company. The Company shall reimburse the Executive for all reasonable, ordinary and necessary business expenses incurred by the Executive in the performance of his services hereunder, provided such expenses are substantiated and documented as may be required by the Company.

12.	For a period of twelve (12) months from the Separation Date, the Executive will not accept employment with or provide services to, directly or indirectly, any business in Alberta, Canada that competes with the business of the Company in Alberta, provided however that this restriction will not apply to prevent the Executive from being involved in the management or ownership of a hotel or hospitality property outside of Banff National Park or Jasper National Park as long as he does not participate in or develop, directly or indirectly, any attractions, package tours or transportation programs that would compete with the business the Company currently carries on in Alberta, without the approval of the Company.

13.	For a period of twelve (12) months from the Separation Date, the Executive will not induce or attempt to induce any employee of the Company to discontinue their employment with the Company or induce or participate in any way to induce any employee of the Company to breach any agreement with the Company.

14.	For the avoidance of doubt, the applicable MIP agreements, RSU agreements, PUP agreements, and stock options agreements, as referenced in this Agreement also contain non-competition, non-solicitation and other obligations of the Executive, which remain applicable to the Executive, in accordance with the terms of those plans and agreements, except as modified by paragraph 12 of this Agreement, and such obligations on the Executive are hereby modified and relaxed in accordance with paragraph 12 of this Agreement.

15.	The Executive agrees that he shall not disclose to others any of the Company’s business information, including, but not limited to, product specifications, designs, drawings, processes, techniques, methods, recipes, formulas, business and marketing plans or strategies, financial information, organizations, budget, marketing expenditures, acquisition investigations, new products, customer or supplier lists (including price lists) or any information of whatever nature which give the Company an opportunity to obtain an advantage over its competitors who do not know or use it, and/or any information or data of a proprietary trade secret or confidential nature, unless and to the extent such information became publicly available or he is instructed by the Chief Executive Officer of Viad Corp to the contrary.

16.	The Executive agrees that he shall fully co-operate and be available to the Company in connection with the defence of any claims against the Company, or any arbitration, proceeding or dispute with any governmental entity that may exist as of the Separation Date or arise in the future which involves the Company. The Company agrees to compensate the Executive at an hourly rate based on his current annual salary for all hours devoted to such activity, as well as pay all reasonable expenses incurred by him.

17.	The Executive agrees that on or before January 15, 2014, the Executive will return to the Company all the Executive’s property and documents in his possession including, but not limited to: Company files, notes, records, computer equipment, peripheral and/or communication devices, electronic media containing computer recorded information, tangible property, credit cards, entry cards, pagers, identification badges, keys, and any other items provided to the Executive. As per paragraph 2 above, the Company car will be returned at the end of February. On or before January 15, 2014 the Executive will transfer billing for the telephone number to a personal account and on or before February 28, 2014 he must assume responsibility for fees for his home security system. The Executive further agrees that on or before January 22, 2014 he will make arrangements, at his expense, to remove his personal property from the Company’s premises.

18.	The Company acknowledges that notwithstanding the release of claims by the Executive required by this Agreement, nothing in this Agreement or the attached Release constitutes a release of the Executive’s right to claim or recover against the Company under any corporate indemnity existing by statute, contract or corporate by-law or policy that requires the Company to indemnify the Executive in respect of all damages, costs, fees, charges and expenses arising from any proceeding to which the Executive is made a party by reason of his having been an officer or employee of the Company. Moreover, nothing in this Agreement is intended to affect the Executive’s entitlement to any insurance maintained for the benefit or protection of directors and officers (and former directors and officers) of the Company.

19.	The Executive and the Company agree that they will not make any disparaging or negative comments concerning the other party or any of the other party’s employees. Both parties further agree that they will not engage in acts which are contrary to or detrimental to the best interests of the other party. On request, the Company will provide the Executive with a reference letter, and it and any verbal references will be consistent with the terms of the press release.

RELEASE

20.	Subject only to those rights expressly stated herein and the obligations excepted, the Executive shall have no claim against any of the Company, its related or affiliated corporations, shareholders, directors, officers, agents and employees related to his employment and the termination of that employment Without limitation, the Executive expressly acknowledges and agrees that the payments and benefits provided for herein shall satisfy any and all obligations which the Company has or might have had to provide notice or pay in lieu of notice or to pay the Executive termination pay, wages or other benefits, vacation pay or compensation in lieu of notice or damages in respect of the termination of his employment, under the terms of the Employment Agreement and applicable law.

21.	The Executive agrees to execute and deliver a Release in the form annexed as Schedule “A” hereto by March 10, 2014.

22.	In exchange for a complete release of claims as described below, will pay the Executive CDN$10,000, less applicable withholdings.

GENERAL

23.	It is the intention of the parties hereto that the Executive shall be an independent contractor in the performance of any post-employment services hereof, and that nothing herein contained shall be construed to be inconsistent with his status as independent contractor.

24.	This Agreement and the Release attached hereto constitute the entire Agreement between the parties hereto and supersedes all prior agreements, undertakings, declarations, presentations, understandings, written or verbal, in respect of the employment and the termination of the employment of the Executive.

25.	This Agreement shall be construed and governed by the laws of the Province of Alberta.

26.	This Agreement shall enure to the benefit of and be binding upon the respective heirs, executors, administrators, successors and assigns of the parties hereto.

27.	The Executive acknowledges that he has read and understood the terms of this Agreement and has obtained independent legal advice concerning its interpretation and effect.

(Signature page to follow.)

IN WITNESS WHEREOF the Company, by its proper representative duly authorized, and the Executive have executed this Agreement effective as of the date first above written.

BREWSTER INC.

Witness	PAUL B. DYKSTRA
MICHAEL HANNAN

Witness

Schedule “A”
R E L E A S E

I, MICHAEL HANNAN, of the City of Banff in the Province of Alberta, (hereinafter referred to as the “Releasor” which term includes my heirs, executors, administrators, successors and assigns), in consideration of the payment by BREWSTER INC. (hereinafter referred to as the “Releasee” which term includes its employees, officers, agents, successors, assigns and related and affiliated companies) of the sum of $2.00 and other good and valuable consideration as set out in the attached Transition Services Agreement, effective as of January 2, 2014 (hereinafter referred to as the “Agreement”), the receipt and sufficiency of which is hereby acknowledged, in full satisfaction of all claims and demands of the Releasor against the Releasee, hereby release and forever discharge the Releasee of and from all manner of actions, causes of actions, suits, debts, dues, accounts, bonds, covenants, contracts, claims and demands whatsoever which against the said Releasee the Releasor ever had, now has or can, shall or may hereafter have for or by reason of any cause, matter or thing whatsoever existing up to the present time, and more particularly, but without limitation, all claims and demands arising in or out of or in any way connected with the employment of the Releasor by the Releasee, the compensation, benefits and rights enjoyed by the Releasor in connection with such employment, and the termination of such employment or the obligations, statutory, contractual or otherwise, of the Releasee to the Releasor in respect thereof, including, without limitation, any statutory entitlement to wages, vacation pay, termination pay, severance pay or any other payment under the Canada Labour Code, and any and all claims under the Canadian Human Rights Act, provided however that this Release does not release any claims Releasor may have in respect of the compensation and benefits promised in the Agreement described above.

I acknowledge and agree that my employee benefits (other than health and dental) will end on the Separation Date. I fully accept sole responsibility to replace those benefits that I wish to continue and to exercise such conversion privileges, where applicable, with respect to benefits. In the event that I become disabled, I covenant not to sue the Company for insurance or other benefits, or for loss of benefits.

The foregoing Release shall be of full force and effect, subject only to the due performance of the obligations as set forth in the Agreement.

IN SIGNING THIS RELEASE, I acknowledge that I have been given sufficient time to consider my actions and to seek such independent legal or other advice as I deem appropriate in connection with the terms of termination set out in the Agreement. I further acknowledge that, other than the consideration described in the Agreement, no representation of fact or opinion, threat or inducement has been made or given by the Releasee to induce the signing of this Release. I understand that the terms of the Separation Agreement and the terms of this Release contain the entire agreement between the Company and me in connection with the termination of my employment and that these terms are contractual and not a mere recital.

IN WITNESS WHEREOF I have signed this release this        day

of       , 20      .

SIGNED AND DELIVERED in the presence of:	) ) ) ) ) )

MICHAEL HANNAN